EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2016, with respect to the consolidated financial statements of Enel Brasil S.A and subsidiaries at December 31, 2015, in this Registration Statement on Form F-4 of Enersis Américas S.A. (formerly Enersis S.A.), and the related joint information statement/prospectus, which is part of this Registration Statement.

/s/ Ernst & Young Auditores Independentes S.S.

Ernst & Young Auditores Independentes S.S.

Rio de Janeiro, Brazil

May 16, 2016